EXHIBIT 99.2

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES INCREASE IN SHARE BUYBACK PROGRAM
TO $100 MILLION

Paramus, NJ – November 25, 2014 -- Movado Group, Inc. (NYSE: MOV) today announced that its Board of Directors has approved an increase in its share buyback program from the original authorized amount of $50 million to $100 million. The authorization expires on January 31, 2016.  Under this share buyback program, the Company may purchase its outstanding common shares from time to time, depending on market conditions, share price and other factors. As of October 31, 2014, $23.6 million was utilized of the original $50 million that was authorized on March 21, 2013.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “The share buyback program was initially established with the principal intent of offsetting share dilution related to equity grants.  Although that objective remains, we also believe that the current share price offers the Company the ability to purchase shares at an attractive price which will benefit our long-term shareholders.  We remain confident in our brands and our business model, and our ability to deliver sustainable profitable growth going forward."

About Movado Group, Inc.
Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.